FOR IMMEDIATE RELEASE	June 30, 2016

Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION GUARANTEED BY SNAP-ON INC. IN LOUISVILLE, KY

Freehold, New Jersey….June 30, 2016 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 137,500 square foot industrial building located at 2311 South Park Road, Louisville, KY at a purchase price of $11,304,000. The property is net-leased for 10 years to Challenger Lifts, Inc. a subsidiary of Snap-on, Incorporated (“Snap-on”). The lease is guaranteed by Snap-on. The building is situated on approximately 10.2 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to welcome Snap-on to our high-quality tenant roster. Formed in 1920, Snap-on is a highly-rated investment grade company. They are a leading global innovator and manufacturer of tools and equipment for customers in a wide array of industries. This new Class A built-to-suit property is ideally situated directly off of Interstate 65 and seven miles south of the Louisville International Airport.”

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-seven properties located in thirty states, containing a total of approximately 15.1 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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